                                                               EXHIBIT 10.25



                           CLAIMS SERVICING AGREEMENT

                                  BY AND AMONG

                        UNDERWRITERS REINSURANCE COMPANY,

                            ROYAL INDEMNITY COMPANY,

                     ROYAL SURPLUS LINES INSURANCE COMPANY,

                      LANDMARK AMERICAN INSURANCE COMPANY,

                       ROYAL INSURANCE COMPANY OF AMERICA,

                     AMERICAN AND FOREIGN INSURANCE COMPANY,

                            GLOBE INDEMNITY COMPANY,

                           SAFEGUARD INSURANCE COMPANY

                                       AND

                      PHOENIX ASSURANCE COMPANY OF NEW YORK

                               DATED: JULY 1, 2003

                                TABLE OF CONTENTS

                                                                                                                     Page
CLAIMS SERVICING AGREEMENT.......................................................................................      1

RECITALS:........................................................................................................      1

ARTICLE I DEFINITIONS............................................................................................      2
     Section 1.1      Definitions................................................................................      2

ARTICLE II APPOINTMENT...........................................................................................      4
     Section 2.1      Appointment and Acceptance of Appointment..................................................      4

ARTICLE III PERFORMANCE STANDARDS................................................................................      5
     Section 3.1      Performance Standards......................................................................      5

ARTICLE IV SERVICES TO BE PROVIDED BY URC........................................................................      6
     Section 4.1      Claims Services............................................................................      6
     Section 4.2      Handling of Certain Types of Claims Services...............................................     12
     Section 4.3      Conflict of Interest Arising in Connection with Performance of Claims Services.............     13

ARTICLE V FEES FOR CLAIMS SERVICES...............................................................................     13
     Section 5.1      Payment for Claims Services................................................................     13

ARTICLE VI OTHER SERVICES AND FEES FOR SERVICES..................................................................     14
     Section 6.1      Additional Services........................................................................     14

ARTICLE VII BOOKS; AUDITS; BANK ACCOUNTS.........................................................................     14
     Section 7.1      Reports....................................................................................     14
     Section 7.2      Audits.....................................................................................     14

ARTICLE VIII INABILITY TO PERFORM SERVICES; ERRORS...............................................................     17
     Section 8.1      Inability to Perform Services..............................................................     17
     Section 8.2      Errors.....................................................................................     18

ARTICLE IX LEGAL ACTIONS BY GOVERNMENTAL ENTITIES................................................................     18
     Section 9.1      Regulatory Proceedings.....................................................................     18
     Section 9.2      Defense of Litigation......................................................................     18
     Section 9.3      URC Communications Regarding Certain Matters...............................................     18

ARTICLE X DURATION...............................................................................................     18
     Section 10.1     Duration...................................................................................     18

ARTICLE XI TERMINATION...........................................................................................     19
     Section 11.1     Mutual Agreement...........................................................................     19
     Section 11.2     Termination by URC.........................................................................     19

     Section 11.3     Termination by the Royal Insurer Affiliates................................................     19
     Section 11.4     Return of Books and Records to URC.........................................................     20
     Section 11.5     Transition Period..........................................................................     20
     Section 11.6     No Prejudice...............................................................................     20

ARTICLE XII CONFIDENTIALITY......................................................................................     21
     Section 12.1     Use of Confidential Information............................................................     21
     Section 12.2     Confidentiality of Individuals.............................................................     21
     Section 12.3     Disclosure.................................................................................     21

ARTICLE XIII [INTENTIONALLY OMITTED].............................................................................     22

ARTICLE XIV INDEMNIFICATION......................................................................................     22
     Section 14.1     Indemnification by the Royal Insurer Affiliates............................................     22
     Section 14.2     Indemnification by URC.....................................................................     22
     Section 14.3     Indemnification Procedure..................................................................     22

ARTICLE XV ARBITRATION...........................................................................................     22
     Section 15.1     Arbitration................................................................................     22
     Section 15.2     Notice of Arbitration......................................................................     23
     Section 15.3     Arbitration Panel..........................................................................     23
     Section 15.4     Submission of Briefs.......................................................................     23
     Section 15.5     Arbitration Board's Decision...............................................................     23
     Section 15.6     Jurisdiction...............................................................................     24
     Section 15.7     Expenses...................................................................................     24
     Section 15.8     Production of Documents and Witnesses......................................................     24
     Section 15.9     Relief Available...........................................................................     24
     Section 15.10    Consolidation..............................................................................     25

ARTICLE XVI MISCELLANEOUS........................................................................................     25
     Section 16.1     Cooperation................................................................................     25
     Section 16.2     Amendment, Modification and Waiver.........................................................     25
     Section 16.3     Relationship...............................................................................     25
     Section 16.4     Entire Agreement...........................................................................     26
     Section 16.5     Governing Law..............................................................................     26
     Section 16.6     Severability...............................................................................     26
     Section 16.7     Counterparts...............................................................................     26
     Section 16.8     Consent to Jurisdiction....................................................................     26
     Section 16.9     Third Party Beneficiaries..................................................................     26
     Section 16.10    Binding; Assignment........................................................................     27
     Section 16.11    Specific Performance.......................................................................     27
     Section 16.12    Descriptive Headings.......................................................................     27
     Section 16.13    Use of Name................................................................................     27
     Section 16.14    Notices....................................................................................     27
     Section 16.15    Interpretation.............................................................................     29

                                    EXHIBITS

EXHIBIT A         List of Royal Insurer Affiliates
EXHIBIT B         Claims Servicing Information Technology License Agreement
EXHIBIT C         Claims Expenses

                           CLAIMS SERVICING AGREEMENT

         THIS CLAIMS SERVICING AGREEMENT (this "Agreement") is made and entered into as of this 1st day of July, 2003 by and between Underwriters Reinsurance Company, a New Hampshire company ("URC"), Royal Indemnity Company, a Delaware property and casualty insurance company ("RIC"), Royal Surplus Lines Insurance Company, a Connecticut insurance company ("RSLIC"), Landmark American Insurance Company, a property and casualty insurance company organized under the laws of Oklahoma ("Landmark"), Royal Insurance Company of America, a property and casualty insurance company organized under the laws of Illinois ("RICA") and certain other insurer affiliates of Royal Group, Inc, a Delaware corporation and the parent company of RIC and RSLIC ("Royal"), listed on Exhibit A hereto (RIC, RSLIC, Landmark, RICA and the Royal Insurer Affiliates listed on Exhibit A to this Agreement, collectively, the "Royal Insurer Affiliates").

                                    RECITALS:

         WHEREAS, prior to the Closing Date (defined below), Royal Specialty Underwriting, Inc., a Georgia company ("RSUI") has underwritten certain insurance and reinsurance contracts on behalf of the Royal Insurer Affiliates and administered the claims and reinsurance recoverables relating to such contracts;

         WHEREAS, pursuant to the Acquisition Agreement ("Acquisition Agreement"), dated as of June 6, 2003, by and between Royal and Alleghany Insurance Holdings LLC, a Delaware limited liability company ("AIHL"), the parties agreed, among other things, that Royal will sell to AIHL, and AIHL will buy, all of the issued and outstanding shares of common stock of RSUI;

         WHEREAS, pursuant to the Assignment and Assumption Agreement dated as of June 30, 2003 (the "Assignment Agreement"), AIHL assigned to RSUI Group, Inc., a Delaware corporation and a wholly-owned subsidiary of AIHL ("RSUI Group"), and RSUI Group assumed from AIHL, all of AIHL's rights and obligations under the Acquisition Agreement;

         WHEREAS, pursuant to the terms of the Acquisition Agreement and the Assignment Agreement, Royal and RSUI Group have agreed that Royal shall cause the Royal Insurer Affiliates, and Royal Group shall cause URC, to enter into this Agreement;

         WHEREAS, pursuant to the terms and conditions of this Agreement, URC will provide to the Royal Insurer Affiliates on and after the Closing Date all Claims Services (defined below) and other services with respect to the Covered Contracts (defined below);

         NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, URC and the Royal Insurer Affiliates agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1 DEFINITIONS. Capitalized terms used but not defined herein and which are defined in the Acquisition Agreement, shall have the meanings ascribed to them in the Acquisition Agreement. As used in this Agreement, the following terms shall have the meanings set forth herein:

                  "Acquisition Agreement" shall have the meaning set forth in the recitals.

                  "Affiliate" shall have the meaning set forth in the Acquisition Agreement.

                  "Agreement" shall mean the Claims Servicing Agreement by and between URC and the Royal Insurer Affiliates, dated as of July 1, 2003.

                  "AIHL" shall have the meaning set forth in the recitals.

                  "Applicable Law" shall have the meaning set forth in the Acquisition Agreement.

                  "Assignment Agreement" shall have the meaning set forth in the recitals.

                  "Board" shall have the meaning set forth in Section 15.1.

                  "Books and Records" shall mean the originals or copies of all customer lists, policy information, insurance policies, insurance contract forms, administrative and pricing manuals, medical procedure code lists, claim records and files, sales records, underwriting records and files, financial records, compliance records, data filed prepared for or filed with Governmental Entities relating to the Covered Contracts and premium taxes, whether or not stored in hardcopy form or on magnetic or optical media (to the extent not subject to licensing restrictions), but excluding, prior to the Closing Date, any such lists, information and records that are prohibited from being disclosed by Applicable Law or regulatory requirements.

                  "Business Day" shall have the meaning set forth in the Acquisition Agreement.

                  "Claims Expenses" shall mean all fair and reasonable and necessary fees, costs and expenses related to or incurred by URC in connection with the investigation, handling and settling of claims arising under the Covered Contracts as set forth in Exhibit C.

                  "Claims Services" shall have the meaning set forth in Section
                  4.1 hereof.

                  "Closing Date" shall have the meaning set forth in the Acquisition Agreement.

                  "Computer Systems" means the CLASS, other computer systems the Royal Insurance Affiliates utilize to handle claims and incidents, and the Claims System (SID), the computer system RSUI utilizes to handle claims and incidents and the databases on Field 1 server accessible via Lotus Notes.

                  "Covered Contracts" means all policies and contracts of insurance (both direct and assumed) underwritten by RSUI and issued by the Royal Insurer Affiliates prior to the Effective Date.

                  "Damages" shall have the meaning set forth in the Acquisition Agreement.

                  "Effective Date" shall mean July 1, 2003.

                  "Extra Contractual Liabilities" means, with respect to any Covered Contract, all liabilities or obligations, other than those arising under the express terms of and within the express limits of the Covered Contracts, whether to policyholders, Governmental Entities or any other Person, which liabilities and obligations shall include, without limitation, any liability for punitive, exemplary, special or any other form of extra-contractual damages relating to the Covered Contracts which arises from any act, error or omission, whether or not intentional, in bad faith or otherwise, including, without limitation, any act, error or omission relating to (i) the investigation, coverage analysis, defense, trial, settlement or handling of claims, benefits, or payments arising out of or relating to the Covered Contracts or (ii) the failure to pay or the delay in payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Covered Contracts.

                  "Governmental Entity" shall have the meaning set forth in the Acquisition Agreement.

                  "Landmark" shall have the meaning set forth in the introduction.

                  "90-Day Treasury Rate" means the annual yield rate, as of any given date, of actively traded U.S. Treasury securities having remaining duration to maturity of three months, as such rate us published under "Treasury Constant Maturities" in Federal Reserve Statistical Release H.15 (519).

                  "Obligations in Excess of Policy Limits" means all liabilities or obligations incurred in excess of the limits of the Covered Contracts because of (i) the failure by URC or the Royal Insurer Affiliates, as applicable, to settle within the applicable policy limit or (ii) the negligence, fraud or bad faith of URC or the Royal Insurer Affiliates, as applicable, in the defense, trial or appeal of any action against its insured or reinsured.

                  "Permits" shall mean all permits, licenses, authorizations, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the conduct of RSUI's and URC's business relative to their performance of the Claims Services.

                  "Person" shall have the meaning set forth in the Acquisition Agreement.

                  "Producer" shall have the meaning set forth in the Acquisition Agreement.

                  "Representative" shall have the meaning set forth in the Acquisition Agreement.

                  "Royal" shall have the meaning set forth in the introduction.

                  "Royal Affiliate Insurers Indemnified Party" shall have the meaning in Section 14.2

                  "Royal Group" shall have the meaning set forth in the recitals.

                  "Royal Insurer Affiliates" shall have the meaning set forth in the introduction.

                  "RIC" shall have the meaning set forth in the introduction.

                  "RICA" shall have the meaning set forth in the introduction.

                  "RSLIC" shall have the meaning set forth in the introduction.

                  "RSUI" shall have the meaning set forth in the recitals.

                  "Subsidiary" shall have the meaning set forth in the Acquisition Agreement.

                  "Tax" or "Taxes" shall have the meaning set forth in the Acquisition Agreement.

                  "Third Party Reinsurance Contracts" shall have the meaning set forth in the Acquisition Agreement.

                  "URC" shall have the meaning set forth in the introduction.

                  "URC Indemnified Party" shall have the meaning set forth in
                  Section 14.1.

                                   ARTICLE II

                                   APPOINTMENT

         SECTION 2.1 APPOINTMENT AND ACCEPTANCE OF APPOINTMENT.

         (a) The Royal Insurer Affiliates hereby appoint URC to provide the Claims Services and other services specified herein with respect to the Covered Contracts on the terms, and subject to the limitations and conditions, set forth in this Agreement. URC hereby accepts such appointment and agrees to perform such Claims Services on behalf of and in the name of the Royal Insurer Affiliates in accordance with the terms and conditions of this Agreement.

         (b) URC represents that it and/or RSUI has or will obtain and maintain any and all Permits required under Applicable Law to perform their obligations under this Agreement.

         (c) URC's access to the Computer Systems controlled by the Royal Insurer Affiliates that are necessary for it to provide the Claims Services and other services specified herein shall be governed by the Claims Servicing Information Technology License Agreement, the form of which is attached hereto as Exhibit B.

                                  ARTICLE III

                              PERFORMANCE STANDARDS

         SECTION 3.1 PERFORMANCE STANDARDS. URC agrees that on and after the Closing Date it shall:

         (a) Perform the Claims Services in an accurate and timely manner and acknowledges that the performance of the Claims Services in an accurate and timely manner is of paramount importance to the Royal Insurer Affiliates. Subject to the provisions of this Agreement, URC agrees that in providing the Claims Services it shall (i) conduct itself in accordance with all reasonable commercial and professional standards, which are: (A) at least equal to the standards pursuant to which RSUI administered claims involving the Covered Contracts immediately prior to the Closing Date or (B) to the extent URC performs claims or other similar services for any other insurer (other than the Royal Insurer Affiliates) using standards that are higher than those standards pursuant to which RSUI administered claims involving the Covered Contracts immediately prior to the Closing Date, then URC shall automatically adopt those higher standards in its performance of the Claims Services under this Agreement;
(ii) comply with: (A) all Applicable Laws relating to the Covered Contracts and to the conduct of the activities contemplated hereby; (B) all reasonable, written guidelines that the Royal Insurer Affiliates may from time to time establish and provide to URC, provided that URC shall have thirty (30) days to implement the guidelines from the date such guidelines are received by URC from the Royal Insurer Affiliates; and (C) the terms and conditions of this Agreement; (iii) carry on its affairs in the ordinary course of business as was conducted by RSUI prior to the Closing Date and not make or institute any unusual method of doing business, accounting or operation with respect to the Claims Services to be provided under this Agreement, except with the prior written approval of the Royal Insurer Affiliates; and (iv) act at all times in good faith. URC shall in all respects perform the Claims Services relating to the Covered Contracts in a manner which would not adversely affect the reputation of the Royal Insurer Affiliates.

         (b) For the duration of this Agreement, URC hereby covenants that it will employ and retain an adequate number of employees with the experience, skill and expertise to perform the Claims Services URC is obligated to perform hereunder in a manner consistent with the standards set forth in Section 3.1(a) hereof.

                                   ARTICLE IV

                         SERVICES TO BE PROVIDED BY URC

         SECTION 4.1 CLAIMS SERVICES. On and after the Closing Date, and except as otherwise provided in Section 4.2, Article IX or any other provision of this Agreement, URC shall investigate, adjust, settle, handle and process all claims, including those basic services set forth below, with respect to incidents arising under the Covered Contracts prior to the Effective Date ("Claims Services"). The Claims Services shall be provided in accordance with the Royal Insurer Affiliates' claim handling guidelines and generally accepted claims servicing practices within the settlement limits set forth below until each claim is closed, the Agreement is terminated or as otherwise directed by the Royal Insurer Affiliates.

         (a)      Confirmation of Coverage.

                  (i) where coverage is clear and the expected loss does not exceed $500,000 net, confirm coverage for claims;

                  (ii) where expected loss exceeds $500,000 net, notify and consult with the Royal Insurer Affiliates regarding any coverage confirmation or commitment and promptly deliver to the Royal Insurer Affiliates and, simultaneously therewith, to the broker, agent, insured or insured's counsel, copies of any such coverage confirmation or commitment correspondence;

                  (iii) where coverage is not clear or is disputed, issue a reservation-of-rights letter and provide a copy of such letter to the Royal Insurer Affiliates;

                  (iv) where URC determines that no coverage exists, regardless of the amount of claimed or expected loss, obtain advance authority from the Royal Insurance Affiliates before formally declining coverage and URC shall provide to the Royal Insurance Affiliates and the insured (if not the claimant) a copy of any correspondence formally declining coverage; provided, however, that the Royal Insurer Affiliates shall provide to URC such advance authority no later than ten (10) Business Days following receipt thereof ; and

                  (v) where, in URC's best professional judgment, a coverage dispute exists or any new or novel coverage issue is raised, URC shall consult with the Royal Insurer Affiliates within five (5) days of URC first becoming aware of such dispute or new or novel coverage issue. The resolution of such dispute or such new or novel coverage issue shall be handled by the Royal Insurer Affiliates, although, if requested by the Royal Insurer Affiliates, URC will cooperate and participate fully in the handling of such disputes.

         (b)      Claim Processing.

                  (i) provide forms necessary for the submission and processing of claims and to receive the claims;

                  (ii) utilize and regularly populate the Computer Systems by providing electronic data transmittal to CLASS on a daily basis in a format to be agreed upon by the parties;;

                  (iii) provide coding on the CLASS system, including severe injury coding, if practicable;

                  (iv) reconcile on a regular basis the electronic records in CLASS to those in SID to ensure that the two systems remain compatible;

                  (v)      set up all claims in the Computer Systems within five
         (5) working days of being reported to URC;

                  (vi) establish claim adjustment files for all claims that must contain reasonably sufficient documentation in chronological order to allow the adjuster and the Royal Insurer Affiliates to evaluate the merits of each claim;

                  (vii)    update regularly the claim adjustment files;

                  (viii) make a good faith effort with regard to primary files to contact the insured and claimant within twenty-four (24) hours of receipt of a notice of each claim and document such efforts;

                  (ix) confirm in writing receipt of new claims to the broker and insured within five (5) working days of receipt by URC;

                  (x) promptly investigate each claim to determine its validity and compensability in accordance with industry standards;

                  (xi) establish and maintain reasonable and adequate reserves utilizing the Royal Insurer Affiliates reserving philosophy set forth below;

                  (xii) adjust claims for property and/or physical damage by preparing, when necessary, itemized estimates and/or appraisals of damage in accordance with industry standards and Applicable Law;

                  (xiii) handle all claims as developments occur, monitor them at least once every sixty (60) days, and schedule a repeating diary review date of no more than sixty (60) days, depending on the circumstances, of the claim. Provide necessary supervision, resulting in proper supervisor documentation, in the claim files;

                  (xiv) track aggregates and provide appropriate notifications to insureds, brokers and excess carriers;

                  (xv) provide excess insurers with any reports they may reasonably require in a timely manner;

                  (xvi) in cases where the Covered Contract is an excess policy, once notified of a claim by the primary insurer, keep current on developments of the claim and send notices to the primary carrier as appropriate;

                  (xvii)   bill and collect deductibles;

                  (xviii) comply with claims file maintenance, record retention and reconciliation requirements in conformity with the standards for performance set forth by this Agreement or as otherwise required by Applicable laws;

                  (xix)    performance of all administrative and clerical work;
         and

                  (xx) participate in regular conference calls with the Royal Insurer Affiliates at mutually agreeable times to discuss the status of claims and claims management strategies.

         (c)      Litigation Management.

                  (i) refer all litigation (including litigation in which URC engages monitoring or coverage counsel) and actions involving a duty to defend to Royal Insured Affiliates' approved defense counsel, if possible, or otherwise obtain prior approval from the Royal Insurer Affiliates;

                  (ii) follow the Royal Insurer Affiliates' litigation management guidelines and procedures;

                  (iii) engage and direct, as necessary, outside consultants or other professionals in connection with the processing and handling of any claim, provided, however, that if the cost of the consultant or other professional is greater than $20,000, obtain the prior written consent of the Royal Insurer Affiliates;

                  (iv) consult with the Royal Insurer Affiliates' Environmental Claim Unit on environmental cases over $1 million net or if coverage is to be accepted where there is an absolute pollution exclusion or on declaratory judgment actions;

                  (v) advise the Royal Insurer Affiliates promptly upon URC's receipt of any actions for declaratory judgment;

                  (vi) advise the Royal Insurer Affiliates of any mediations and, if requested by the Royal Insurer Affiliates, attend such mediations; and

                  (vii) advise and obtain the authorization of the Royal Insurer Affiliates prior to initiating any legal proceedings in the name of the Royal Insurer Affiliates.

         (d)      Settlement of Claims.

                  (i) obtain the written approval of the Royal Insurer Affiliates before settling or committing to settle any claim in an amount that has the potential to exceed $500,000 net or similar claims that, in the aggregate, have the potential to exceed $500,000 net;

                  (ii) provide timely notice of claims that will require payment authorizations;

                  (iii) structure annuity settlement exclusively through Protected Settlements, Inc.;

                  (iv) adjust settlement amounts on a going-forward basis upon the Royal Insurer Affiliates providing thirty (30) days written notice to URC relating to such settlement adjustment amounts; and

                  (v) retain, when practicable, the Royal Insurer Affiliates' settlement specialists, the names of such specialists to be provided to URC by the Royal Insurer Affiliates.

         (e)      Reserving.

                  (i) establish proper reserves as soon as adequate information exists based on the most likely outcome of the claim;

                  (ii) where the reserve to be set is $500,000 net or greater, notify and obtain approval from the Royal Insurer Affiliates;

                  (iii) evaluate reserves using the following criteria and document such in the Computer Systems:

                           1)       facts related to the claim;

                           2)       liability analysis;

                           3)       if relevant, coverage analysis; and

                           4)       damages and defense costs analysis.

                  (iv) provide, on a quarterly basis, actuarial loss reserve reports to the Royal Insurer Affiliates in a form, electronic or otherwise, as reasonably requested by the Royal Insurer Affiliates

         (f)      Subrogation, Indemnity and Contribution.

                  (i) pursue all possibilities of subrogation, indemnity or contribution;

                  (ii) handle all aspects of the subrogation, indemnity or contribution with respect to paid losses under the Covered Contracts;

                  (iii) these activities include, but are not limited to, the following:

                           1) notify the Royal Insurer Affiliates after subrogation, indemnity or contribution potential is identified;

                           2) conduct all actions necessary to pursue such subrogation, indemnity or contribution;

                           3)       document these efforts in file notes; and

                           4) code recovery checks in the Computer Systems and send them to the Royal Insurer Affiliates.

                  (iv) Royal Insurer Affiliates shall pay all expenses related to subrogation, indemnity and contribution in addition to any fees owed under the Agreement. URC shall seek prior written approval for any such fees expected to exceed $25,000.

         (g)      Complaints.

                  (h) provide a reasonable and timely response to any inquiry, complaint or request received from any claimant, Producer, or other interested party pertaining to or regarding the Covered Contracts;

                  (ii) promptly notify the Royal Insurer Affiliates with respect to any inquiries or notifications received from any Governmental Entity relating to the Covered Contracts;

                  (iii) provide a reasonable response to any inquiries, complaints or requests received from any Governmental Entity pertaining to or regarding the Covered Contracts, within five (5) days of receipt or within the time frame prescribed by the Governmental Entity and send a copy of the inquiry, complaint or request along with the response to the Royal Insurer Affiliates; and

                  (iv) properly record any inquiry, complaint or request received from any claimant, Producer, Governmental Entity or other interested party within ten (10) days of receipt in a separate complaint log database maintained by the Royal Insurer Affiliates.

         (h) Reinsurance. URC shall perform certain services in connection with collection and accounting under the Third Party Reinsurance Contracts for the Covered Contracts including the following:

                  (i) collect and process reinsurance for the Covered Contracts under the Third Party Reinsurance Contracts;

                  (ii) receive notices and other communications from the Royal Insurer Affiliates under agreements relating to the Covered Contracts;

                  (iii) prepare and issue statements and billings of amounts due under the Third Party Reinsurance Contracts, including any related supporting documentation;

                  (iv) correspond and otherwise communicate with reinsurers involving Covered Contracts regarding collection of any balances due and respond to any inquiry of the Royal Insurer Affiliates;

                  (v) make recommendations to the Royal Insurer Affiliates regarding commutations and settlements of amounts due under the Third Party Reinsurance Contracts; provided, however, that URC is prohibited from agreeing or promising to agree to any commutation without the prior written approval of the Royal Insurer Affiliates;

                  (vi) notify reinsurers of all relevant matters (including, but not limited to, the existence, development and settlement of claims) in accordance with the terms of any reinsurance agreement;

                  (vii) provide administration, draw down, and collection of any letters of credit, funds held under trust agreements, outstanding cash advances and any proceeds thereof provided under the Third Party Reinsurance Contracts and apply them against reinsurance recoverables and/or return to the Royal Insurer Affiliates;

                  (viii) make recommendations to the Royal Insurer Affiliates regarding commencement of collection actions (i.e., litigation or arbitration) to collect any unpaid balances under the Third Party Reinsurance Contracts; and

                  (ix) prepare all reports and electronic transmittals necessary for completion of the financial statements of the Royal Insurer Affiliates.

         (i) All such other actions, advice and assistance as are reasonably necessary or otherwise required in the administration of all such claims arising under the Covered Contracts.

         (j) During the term of this Agreement, any Claims Services, or any activity relating to a specific claim or series of claims to be performed by URC, may be terminated, in whole or in part, upon the Royal Insurer Affiliates providing sixty (60) days written notice to URC. Such termination is at the sole option of the Royal Insurer Affiliates and may be limited to specific product lines or specific classes/types of claims within product lines. During the term of this Agreement, the Royal Insurer Affiliates may request, at their sole discretion, that any Claims Services, or any activity relating to a specific claim or series of claims, in whole or in part, be transferred, with the full assistance and cooperation of URC, to a third-party designated by the Royal Insurer Affiliates.

         SECTION 4.2 HANDLING OF CERTAIN TYPES OF CLAIMS SERVICES. (a) URC shall initially handle the following claims:

                  (i) Extra-Contractual Liabilities claims arising under any of the Covered Contracts; for the avoidance of any doubt, URC shall handle all other aspects of any claims arising under any of the Covered Contracts (other than Extra-Contractual Liabilities);

                  (ii)     liability claims over $1 million net;

                  (iii)    property or other claims over $1 million net;

                  (iv) claims that in URC's best professional judgment have the potential to exceed the amounts set forth in (ii) or (iii) above; or

                  (v) claims identified by Royal Insurer Affiliates in their sole discretion.

         Provided, however, that any claim involving a matter set forth in
         (i)-(iv) above shall be promptly reported by URC to the Royal Insurer Affiliates, with such report to be provided to the Royal Insurer Affiliates within three (3) Business Days from the date when URC first becomes aware of any such claim. URC shall continue to handle any claim involving a matter set forth in (i)-(iv) above, unless and until the Royal Insurer Affiliates notify URC that the Royal Insurer Affiliates will assume the handling of any such claim, or portion thereof. To the extent the Royal Insurer Affiliates determine to exclusively handle any such claim, or portion thereof, URC shall promptly forward all materials relating to any such claim, or portion thereof, to the Royal Insurer Affiliates; provided, however, that, if requested by the Royal Insurer Affiliates, URC will fully cooperate and participate in the handling of the claims, or any portion thereof, set forth in (i)-(v) above. Notwithstanding anything in this Section 4.2 to the contrary, to the extent a claim set forth in (i)-(iv) above involves both a contractual portion and an Extra Contractual Liability portion, and in the event the Royal Insurer Affiliates determine that URC should no longer handle the underlying contractual portion of such claim, then URC, at the direction of the Royal Insurer Affiliates, shall transfer the underlying contractual portion of such claim to a third party administrator of the Royal Insurer Affiliates' sole choosing; provided, however, that such third party administrator shall not be an Affiliate of either party. Both URC and the Royal Insurer Affiliates shall be equally responsible for paying all expenses incurred by such third party administrator in the administration of its duties regarding the underlying contractual portion of any such claims.

         (b) URC shall promptly notify the Royal Insurer Affiliates upon URC learning of any claim, arbitration demand or lawsuit filed involving an exposure which in URC's best professional judgment could have a reasonable potential of becoming an Obligation in Excess of Policy Limits.

         (c) URC shall have no authority to make any payments of any kind relating to the Covered Contracts for which there is no reasonable basis to conclude that the Royal

         Insurer Affiliates are legally or contractually obligated to make such payments under the Covered Contracts.

         (d) Except as specifically authorized by the Royal Insurer Affiliates in writing, URC shall have no authority to enter into any agreements or to take other actions on behalf of the Royal Insurer Affiliates, to alter, amend any of the Covered Contracts, to modify, waive or extend any of their provisions or to represent to third parties that it has the authority to do any of the foregoing; provided, however, that the parties shall agree to those changes, alterations or amendments that are administrative in nature and that URC may effectuate without having to obtain any prior authorization from the Royal Insurer Affiliates.

         SECTION 4.3 CONFLICT OF INTEREST ARISING IN CONNECTION WITH PERFORMANCE OF CLAIMS SERVICES. The Royal Insurer Affiliates shall have the authority to impose on URC reasonable procedures, safeguards and guidelines that, in the reasonable discretion of the Royal Insurer Affiliates, are necessary to avoid, minimize or address any conflict of interest that may arise in the course of URC's performance of the Claims Services. In the event any conflict or potential conflict of interest shall arise in the performance of URC's obligations under this Agreement, URC shall promptly notify in writing the Royal Insurer Affiliates of such conflict or potential conflict of interest. The Royal Insurer Affiliates shall have the option of assuming any Claims Services to the extent any such Service causes a conflict of interest to arise.

                                   ARTICLE V

                            FEES FOR CLAIMS SERVICES

         SECTION 5.1 PAYMENT FOR CLAIMS SERVICES Claims Expenses. As detailed more fully in Exhibit C to this Agreement, the Royal Insurer Affiliates shall, on the first day of each month of every quarter, reimburse URC for one-third of the Claims Expenses that URC estimates it will reasonably incur for each quarter in connection with performance of the Claims Services under this Agreement. Within fifteen days after each quarter-end, URC shall furnish the Royal Insurer Affiliates with a statement detailing the Claims Expenses that it incurred for the quarter just ending. Within fifteen days thereafter, the Royal Insurance Affiliates shall reimburse URC, or vice versa, as applicable, for any difference in amount between what the Royal Insurance Affiliates paid URC in total for each quarter and the total Claims Expenses URC ultimately incurred for that quarter.

         (b) Projection of Expense. No later than five (5) Business Days before the beginning of each quarter, URC shall prepare for the approval of the Royal Insurer Affiliates a projection of the Claims Expenses for the following quarter. Such projection shall: (i) reflect a fair and reasonable allocation of URC's services for the Royal Insurer Affiliates; (ii) be done in conformity with customary insurance accounting practices; and (iii) reflect URC's reasonable best efforts to contain costs in its provision of Claims Services hereunder.

         (c) Adjustments of Charges. In the event any party (other than the Royal Insurer Affiliates) to whom URC provides claims-related services is charged an amount for any service that is less than the amount the Royal Insurer Affiliates are being charged under this Agreement for any such or similar service, then URC, without any action required on the part of the Royal Insurer Affiliates, shall promptly adjust the rate it charges the Royal Insurer Affiliates for such service to reflect the rate URC charges the other party.

                                   ARTICLE VI

                      OTHER SERVICES AND FEES FOR SERVICES

         SECTION 6.1 ADDITIONAL SERVICES. If the Royal Insurer Affiliates require services to be provided with respect to the Covered Contracts that are not otherwise contemplated under this Agreement, the parties shall negotiate in good faith to reach a mutually acceptable arrangement with respect to the provision of such services. The Royal Insurer Affiliates shall reasonably compensate URC for any such additional services provided by URC.

                                  ARTICLE VII

                          BOOKS; AUDITS; BANK ACCOUNTS

         SECTION 7.1 REPORTS.

         (a) URC shall collect, administer and provide to the Royal Insurer Affiliates all information and data required for the Royal Insurer Affiliates to continue to maintain financial and statistical data with respect to the Covered Contracts in order to permit the Royal Insurer Affiliates to timely make all required regulatory, statistical, and financial reports and filings. All information and data provided by URC to the Royal Insurer Affiliates pursuant to this Article VII will be provided as reasonably requested by the Royal Insurer Affiliates. Without limiting the generality of the foregoing, URC shall prepare all reports and electronic transmittals needed by the Royal Insurer Affiliates or their parent companies in connection with the Covered Contracts to enable the Royal Insurer Affiliates or their parent companies parent to comply with Applicable Law and any and all reporting or filing requirements. Any monthly, quarterly or year-end reports required to be prepared by URC shall be prepared on a timely basis in order for the Royal Insurer Affiliates or their parent companies to comply with any filing deadlines required.

         (b) During the term of this Agreement, URC shall transmit to the Royal Insurer Affiliates on a monthly basis: (i) reports showing claim activity, including new/arising claims, closings, pendings, loss runs, adjuster case loads, (ii) narratives on claims over $500,000 net and (iii) other reports as the Royal Insurer Affiliates shall reasonably request.

         SECTION 7.2 AUDITS.

         (b) Upon reasonable advance written notice, which notice shall not be fewer than five (5) Business Days, the Royal Insurer Affiliates and any designated auditor (at the Royal Insurer

Affiliate's expense) or regulatory authority shall have the right to audit, inspect and copy all Books and Records in URC's possession or under its control relating to the Claims Services. Upon reasonable written notice, URC shall provide such auditors and inspectors, as the Royal Insurer Affiliates or any regulatory authority may designate, with reasonable access during normal business days and hours to RSUI's business location for the purpose of performing audits or inspections of the business systems and processes of URC utilized in connection with supporting the delivery of the Claims Services to URC under this Agreement. URC shall reasonably cooperate with, and provide such auditors and inspectors or any regulatory authority having jurisdiction over the Royal Insurer Affiliates or URC, with any assistance that they reasonably may require. In performing any such audit, the Royal Insurer Affiliates and its designated auditors shall use commercially reasonable efforts to minimize any disruption to URC's normal business operations.

         (c) With respect to audits or inspections not involving a Governmental Entity, the Royal Insurer Affiliates may notify URC of any alleged deficiencies in its business systems and processes or failure to comply with the Agreement. URC agrees that it shall use commercially reasonable efforts to correct such deficiencies or failures.

         (d) The Royal Insurer Affiliates shall have access to URC's books, records and papers related to providing Claims Services, until the earlier of:
(i) the retention of the original Books and Records by the Royal Insurer Affiliates; or (ii) ten (10) years from the termination of this Agreement.

         (e) All physical files and materials gathered or obtained by URC in the course of providing Claims Services under this Agreement, including electronic file notes, shall be and remain the Royal Insurer Affiliates' sole property; provided, however, that URC shall be permitted to copy or otherwise retain, information set forth in such files and materials to the extent that URC reasonably requires such information in order to carry out the transactions contemplated by this Agreement or for any legitimate business purpose. Further, as custodial agent of the Royal Insurer Affiliates for purposes of file retention only, URC shall retain and store the Books and Records for ten (10) years after the termination of the Agreement unless the Royal Insurer Affiliates requests the return of, and retain possession of the original Books and Records. The Parties agree that the Royal Insurer Affiliates shall have full access to and sole ownership of all original Books and Records.

         (f) Upon termination of this Agreement or as otherwise agreed to by the parties, URC shall return to the Royal Insurer Affiliates, within a reasonable time period, and in a format acceptable to the Royal Insurer Affiliates, or in original format as transferred by the Royal Insurer Affiliates to URC, all Books and Records, in any form, that are related to the Claims Services provided by URC under the terms of this Agreement; provided, however, that URC shall be permitted to copy or otherwise retain, use and disclose information set forth in such files and materials to the extent that URC reasonably requires such information for purposes of its own legitimate business purposes.

         (g) To the extent permitted by Applicable Law, and at any time as may be required in order for URC to comply with any Applicable Law or to perform its obligations or responsibilities under this Agreement, URC and its representatives may from time to time, upon providing at least five (5) days prior written notice to the Royal Insurer Affiliates, reasonably request, and the Royal Insurer Affiliates shall provide, at reasonable times during normal business hours, full and open access to examine all Books and Records under the control of the Royal Insurer Affiliates pertaining to the Covered Contracts and the Claims Services to be provided under this Agreement and to discuss any matters relating to the Covered Contracts and the Claims Services to be provided under this Agreement with the employees and agents of the Royal Insurer Affiliates who are familiar therewith, so that URC shall have sufficient opportunity to make whatever investigation it shall deem necessary and desirable to effectuate this Agreement, provided, however, URC shall not have access to the Royal Insurer Affiliate's claim files on Extra Contractual Liabilities. Such access and opportunity shall be exercised by URC in a manner that shall not interfere unreasonably with the operations of the Royal Insurer Affiliates. Such access shall include the right of URC to make and retain copies of any Books and Records relating to the Covered Contracts to the extent that URC reasonably determines that it requires copies of any such Books and Records in order to carry out the transactions contemplated by this Agreement or for any legitimate business purposes related to this Agreement. Notwithstanding anything in Section 7.2 or any other provision of this Agreement to the contrary, Section 7.2(f) shall not require that the Royal Insurer Affiliates provide access or copies to URC of any Books and Records of the Royal Insurer Affiliates relating to the Covered Contracts the nondisclosure of which is required by Applicable Law or contractual obligation.

         (h) URC shall pay all storage and related expenses associated with any Books and Records relating to the Covered Contracts, and copies thereof, that it retains in its possession.

         (i) URC shall provide security for the Books and Records that are in its possession. URC shall comply with all Applicable Laws, including, without limitation, privacy laws applicable to the Royal Insurer Affiliates, in connection with all such data and Books and Records.

         (j) URC shall be obligated to update all Books and Records, as well as those that URC produces in the course of providing the Claims Services under this Agreement, and maintain adequate back-ups relating to all Books and Records, as well as those that URC produces in the course of providing the Claims Services under this Agreement, to ensure that all Books and Records, as well as those that URC produces in the course of providing the Claims Services under this Agreement, are maintained in accordance with all Applicable Law.

         SECTION 7.3 MANUAL CHECKS.

         (a) In connection with URC's performance of the Claims Services, to the extent the need should arise for a manual check or an emergency payment to be made, URC shall contact the Royal Insurer Affiliates' Corporate Claim Support Department. In connection with any request by URC for a manual check or an emergency payment, URC shall provide the following information by electronic transmittal or facsimile at least three (3) Business Days prior to the date when payments are due: (i) the claim number; (ii) the full name of the payee; (iii) the reason for the payment; (iv) the amount of the payment; (v) the mailing address to which the payment should be made; and (vi) instructions regarding the mailing and/or overnight delivery of the payment.

         (b) Notwithstanding anything to the contrary in Section 7.3(a), in an extreme situation where payment has to be received the same day, URC shall request by electronic transmittal or facsimile, prior to 11 am Eastern Standard Time whenever practicable, that the Royal Insurer Affiliates' Corporate Claims Support Department wire the payment. In such situations, URC shall supply the following information: (i) the claim number; (ii) the name of the payee; (iii) the reason for the payment; (iv) the amount of the payment; (v) the bank account number where the payment ought to be wired; (vi) the bank name; (vii) and the A/B/A number.

                                  ARTICLE VIII

                      INABILITY TO PERFORM SERVICES; ERRORS

         SECTION 8.1 INABILITY TO PERFORM SERVICES. (a) In the event that URC shall be unable to perform any Claims Service for a period that could reasonably be expected to exceed thirty (30) days or such shorter period as may be required by Applicable Law or the Covered Contracts, the Royal Insurer Affiliates may procure such Claims Services for the Covered Contracts by commercially reasonable means, with the full assistance and cooperation of URC. URC shall be solely responsible for all costs incurred in restoring Claims Services which have not been provided due to its failure to adhere to its obligations under this Agreement; provided, however, that URC shall not pay any of the costs incurred by the Royal Insurer Affiliates as a result of URC's inability to perform Claims Services to the extent URC's inability to perform such Claims Services arises from circumstances or events entirely beyond URC's control; provided, further, however, that to the extent URC is obligated to pay the Royal Insurer Affiliates as a result of URC's inability to perform Claims Services due to circumstances or events completely and entirely beyond URC's control, the amount URC shall pay to the Royal Insurer Affiliates shall be equal to the difference between: (i) the cost that URC charges the Royal Insurer Affiliates under this Agreement for those Claims Services that it is unable to perform and
(ii) the cost to the Royal Insurer Affiliates of procuring such Claims Services elsewhere.

         (b) Notwithstanding anything in this Section 8.1 to the contrary, and notwithstanding URC's inability to perform those Claims Services that are completely and entirely beyond URC's control, to the extent URC is able to perform Claims Services, or any portion of Claims Services, that is or remains within URC's control, then URC shall be obligated to perform all such Claims

Services, or any portion of such Claims Services, that is within its control pursuant to the terms and conditions of this Agreement.

         SECTION 8.2 ERRORS. URC shall, at its own expense, correct any errors in the Claims Services caused by it within a reasonable time (not to exceed thirty (30) days) after receiving written notice thereof from the Royal Insurer Affiliates or otherwise.

                                   ARTICLE IX

                     LEGAL ACTIONS BY GOVERNMENTAL ENTITIES

         SECTION 9.1 REGULATORY PROCEEDINGS.If the Royal Insurer Affiliates or URC receive notice of, or otherwise become aware of, any regulatory investigation or proceeding relating to the Covered Contracts, the Royal Insurer Affiliates or URC, as applicable, shall promptly notify the other party thereof. The Royal Insurer Affiliates shall have the sole authority to respond to and resolve all regulatory matters and regulatory investigations and proceedings relating to the Covered Contracts. The Royal Insurer Affiliates shall determine an appropriate response, including whether the Royal Insurer Affiliates or URC should respond to any regulatory investigation or proceeding relating to the Covered Contracts. To the extent requested by the Royal Insurer Affiliates, URC shall cooperate and participate fully in responding to any regulatory investigation or proceeding relating to the Covered Contracts; provided, however, that the Royal Insurer Affiliates shall have the ultimate authority in providing any such response.

         SECTION 9.2 DEFENSE OF LITIGATION The Royal Insurer Affiliates shall defend any action brought by a Governmental Entity in connection with the Covered Contracts. At the Royal Insurer Affiliates' request, URC shall cooperate and participate fully in any such litigation; provided, however, that the Royal Insurer Affiliates shall have the exclusive authority to control such litigation.

         SECTION 9.3 URC COMMUNICATIONS REGARDING CERTAIN MATTERS. URC shall promptly (i) notify the Royal Insurer Affiliates in writing if it receives any information or correspondence with respect to any suit, claim, action or proceeding brought by a Governmental Entity relating to the Covered Contracts, or any written communication threatening any of the foregoing and (ii) forward to the Royal Insurer Affiliates any documents it receives relating to any of the matters referred to in clause (i) of this Section 9.3.

                                   ARTICLE X

                                    DURATION

         SECTION 10.1 DURATION. This Agreement shall become effective as of the Closing Date and continue until the date on which no further Claims Services are required by the Royal Insurer Affiliates, unless this Agreement is terminated according to the provisions of Article XI hereof.

                                   ARTICLE XI

                                   TERMINATION

         SECTION 11.1 MUTUAL AGREEMENT. This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.

         SECTION 11.2 TERMINATION BY URC. This Agreement is subject to immediate termination at the option of URC, upon (i) ninety (90) days written notice to the Royal Insurance Affiliates; provided, however, that no such notice may be provided by URC at any time within the first two years of the execution of this Agreement or (ii) on the occurrence of any of the following events:

         (a) the filing of any petition for insolvency, rehabilitation, conservation, supervision or similar proceeding by or against any of the Royal Insurer Affiliates or any of their statutory representatives (though termination shall be limited solely with respect to any of the Royal Insurer Affiliates against whom such petition is filed); provided, however, that in the event an involuntary petition for insolvency, rehabilitation, conservation, supervision or similar proceeding is filed against any of the Royal Insurer Affiliates, before URC may terminate this Agreement, the Royal Insurer Affiliates shall have an opportunity to contest and dismiss the filing of such petition for a period of sixty (60) days from the date of the filing of the petition;

         (b) upon sixty (60) days written notice by URC if (i) the Royal Insurer Affiliates fail to make payment of any Claims Expense in accordance with
Article V of this Agreement; provided, however, if any of the Claims Expenses are in dispute, failure to make such payment shall not be cause for termination under this Section 11.2(b); or (ii) as a result of a material breach by the Royal Insurer Affiliates of any material term or condition of this Agreement, provided such failure has not been cured within thirty (30) days after the date such payment was due.

         (c) Notwithstanding anything in this Section 11.2 to the contrary, in the event the Royal Insurer Affiliates adjust URC's claims settling authority under Section 4.1(d) of this Agreement to an amount below $250,000 net, then URC shall have the right to terminate this Agreement upon providing the Royal Insurer Affiliates one hundred eighty (180) days prior written notice.

         SECTION 11.3 TERMINATION BY THE ROYAL INSURER AFFILIATES. This Agreement is subject to immediate termination at the option of the Royal Insurer Affiliates, upon (i) ninety (90) days written notice to URC or (ii) on the occurrence of any of the following events:

         (a) the filing of any petition for bankruptcy or insolvency or similar proceeding by or against RSUI or URC or their statutory representative; provided, however, that in the event an bankruptcy or insolvency or similar proceeding is filed against RSUI or URC, before the Royal Insurer Affiliates may terminate this Agreement, URC shall have an opportunity to contest and dismiss the filing of such petition for a period of sixty (60) days from the date of the filing of the petition;

         (b) if, as a result of the loss of any Permit, RSUI or URC is unable to perform their obligations hereunder (in such event, termination is to be limited to the affected obligations); or

         (c) a material breach by URC of any material term or condition of this Agreement that is not cured by URC within sixty (60) days of receipt of written notice from the Royal Insurer Affiliates of such breach.

         SECTION 11.4 RETURN OF BOOKS AND RECORDS TO URC. Upon termination of this Agreement, URC shall cooperate fully in the prompt transfer of the Books and Records maintained by URC, as well as the Books and Records produced by URC in connection with its performance of the Claims Services, to the Royal Insurer Affiliates or the Royal Insurer Affiliates' designee, so that the Royal Insurer Affiliates or their designee shall be able to perform the Claims Services without interruption following termination of this Agreement; provided, however, that URC shall be permitted to make and keep copies of such Books and Records.

         SECTION 11.5 TRANSITION PERIOD. In the event of termination, URC shall cooperate fully and completely in providing such Claims Services as are necessary for a period of time that is reasonably necessary to transfer the Claims Services to a new Person. The Royal Insurer Affiliates shall reimburse URC at a rate to be mutually agreed to by the parties for the Claims Services URC performs during the transfer of the Claims Services to another Person .

         SECTION 11.6 NO PREJUDICE. The termination of this Agreement shall be without prejudice to any rights or liabilities of any party hereunder which shall have accrued prior to such termination and shall not affect any provision of this Agreement that are expressly or by necessary implication intended to survive such termination.

                                  ARTICLE XII

                                 CONFIDENTIALITY

         SECTION 12.1 USE OF CONFIDENTIAL INFORMATION. URC acknowledges that it will have access to confidential and proprietary information concerning the Royal Insurer Affiliates and their businesses, which information is not readily available to the public, and acknowledge that URC has taken and will continue to take reasonable actions to ensure such information is not made available to the public. URC further agrees that it will not at any time (during the term hereof or thereafter) disclose to any Person (except URC and its Affiliates and the officers, directors, employees, agents and representatives of URC and who require such information in order to perform their duties in connection with the services provided hereunder), directly or indirectly, or make any use of, for any purpose other than those contemplated by this Agreement, any information or trade secrets relating to the Covered Contracts or the business affairs of the Royal Insurer Affiliates, including the identity of and/or the compensation arrangements with, any Affiliates and Subsidiaries of the Royal Insurer Affiliates and, so long as such information remains confidential.

         SECTION 12.2 CONFIDENTIALITY OF INDIVIDUALS. Information that identifies a Person covered under one of the Covered Contracts may be confidential. URC shall take all reasonable precautions to prevent disclosure or use of information identifying individuals covered under such Covered Contracts for a purpose unrelated to the performance of this Agreement. URC shall comply with all Applicable Laws and regulations, as in effect on the date hereof or as hereafter adopted or amended. With respect to Covered Contracts, URC shall take all reasonable precautions to prevent disclosure or use of information identifying individuals for a purpose unrelated to the performance of this Agreement.

         SECTION 12.3 DISCLOSURE. URC may disclose confidential information in the following circumstances (or as otherwise provided by the provisions of this Agreement):

                  (i) in response to a court order or formal discovery request after notice to the other party (to the extent such notice is reasonably practicable); provided, however, that such disclosure shall be limited only to the extent that is required by such court order or formal disclosure request;

                  (ii) if a proper request is made by any regulatory authority after notice to the other party (to the extent such notice is reasonably practicable); provided, however, that such disclosure shall be limited only to the extent that is required by such regulatory authority;

                  (iii) at the proper request of URC or its legal representative; provided, however, that such disclosure shall be limited only to the extent that is reasonably necessary to satisfy such a request; or

                  (iv)     as otherwise required by Applicable Law.

                                  ARTICLE XIII

                             [INTENTIONALLY OMITTED]

                                   ARTICLE XIV

                                 INDEMNIFICATION

         SECTION 14.1 INDEMNIFICATION BY THE ROYAL INSURER AFFILIATES. The Royal Insurer Affiliates shall indemnify URC and its officers, directors and members (each, an "URC Indemnified Party") and shall hold each URC Indemnified Party harmless from and against all Damages which are asserted against, imposed upon or incurred by any URC Indemnified Party as a result of or in connection with the performance by URC of the Claims Services, except to the extent that such Damages are attributable to: (i) the negligence or willful misconduct of URC;
(ii) a breach by URC, or its directors, officers, employees or Representatives, of its obligations under this Agreement; or (iii) losses arising out of claims by any Person involving Extra Contractual Liabilities or Obligations in Excess of Policy Limits attributable to acts or omissions of URC, or its directors, officers, employees or Representatives, in the performance of the Claims Services.

         SECTION 14.2 INDEMNIFICATION BY URC. URC shall indemnify the Royal Insurer Affiliates and its officers, directors, members and employees (each, a "Royal Insurer Affiliates Indemnified Party") and shall hold each Royal Insurer Affiliates Indemnified Party harmless from all Damages asserted against, imposed upon or incurred by any of the Royal Insurer Affiliates Indemnified Party in the performance by URC, or its directors, officers, employees or Representatives, of the Claims Services to the extent such Damage is attributable to: (i) the negligence or willful misconduct of URC; (ii) a breach by URC, or its directors, officers, employees or Representatives, of its obligations under this Agreement; or (iii) losses arising out of claims by any Person involving Extra Contractual Liabilities or Obligations in Excess of Policy Limits attributable to acts or omissions of URC, or its directors, officers, employees or Representatives, in the performance of the Claims Services.

         SECTION 14.3 INDEMNIFICATION PROCEDURE. In the event either the Royal Insurer Affiliates or URC shall have a claim for indemnity against the other party under the terms of this Agreement, the parties shall follow the procedures set forth in the Acquisition Agreement.

                                   ARTICLE XV

                                   ARBITRATION

         SECTION 15.1 ARBITRATION. As a condition precedent to any cause of action, any and all disputes between the Royal Insurer Affiliates and URC arising out of, relating to, or concerning this Agreement, whether sounding in contract or tort and whether arising during or after termination of this Agreement, including whether the dispute is subject to arbitration, shall be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire ("Board") meeting at a site in Wilmington, Delaware. The arbitration shall be conducted under the Federal Arbitration Act and shall proceed as set forth below.

         SECTION 15.2 NOTICE OF ARBITRATION. A notice requesting arbitration, or any other notice made in connection therewith, shall be in writing and shall be sent certified or registered mail, return receipt requested to the affected parties. The notice requesting arbitration shall state in particulars all issues to be resolved in the view of the claimant, shall appoint the arbitrator selected by the claimant and shall set a tentative date for the hearing, which date shall be no sooner than ninety (90) days and no later than one hundred fifty (150) days from the date that the notice requesting arbitration is mailed. Within thirty (30) days of receipt of claimant's notice, the respondent shall notify claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.

         SECTION 15.3 ARBITRATION PANEL. Unless otherwise mutually agreed, the members of the Board shall be impartial and disinterested and shall be active or former executive officers of property-casualty insurance companies, reinsurance companies or Lloyd's Underwriters or active or inactive lawyers with at least twenty (20) years of experience in insurance. The Royal Insurer Affiliates and URC shall each appoint an arbitrator and the two (2) arbitrators shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbitrator within thirty (30) days after having received claimant's written request for arbitration, the claimant is authorized to and shall appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within thirty (30) days after notification of the appointment of the second arbitrator, within ten (10) days thereof, the two (2) arbitrators shall request the American Arbitration Association ("AAA") to appoint an umpire for the arbitration with the qualifications set forth in this Article. If the AAA fails to name an umpire, either party may apply to the court named below to appoint an umpire with the above required qualifications. The umpire shall promptly notify in writing all parties to the arbitration of his selection and of the scheduled date for the hearing. Upon resignation or death of any member of the Board, a replacement shall be appointed in the same fashion as the resigning or deceased member was appointed.

         SECTION 15.4 SUBMISSION OF BRIEFS. The claimant and respondent shall each submit initial briefs to the Board outlining the issues in dispute and the basis, authority and reasons for their respective positions within thirty (30) days of the date of notice of appointment of the umpire. The claimant and the respondent may submit reply briefs to the Board within ten (10) days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than ten (10) days prior to the date of commencement of the arbitration hearing. Reasonable responses shall be allowed at the arbitration hearing to new material contained in any amendments filed to the briefs but not previously responded to.

         SECTION 15.5 ARBITRATION BOARD'S DECISION. The Board shall make a decision and award with regard to the terms of this Agreement and the original intentions of the parties to the extent reasonably ascertainable. The Board's decision and award shall be in writing and shall state the factual and legal basis for the decision and award. The decision and award shall be based upon a hearing in which evidence shall be allowed and which the formal rules of evidence shall not strictly apply but in which cross examination and rebuttal shall be allowed. At its own election or at the request of the Board, either party may submit a post-hearing brief for consideration of the Board within twenty (20) days of the close of the hearing. The Board shall make its decision and award within thirty (30) days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. Every decision by the Board shall be by a majority of the members of the Board and each decision and award by the majority of the members of the Board shall be final and binding upon all parties to the proceeding.

         SECTION 15.6 JURISDICTION. Either party may apply to any United States District Court in Delaware or to the Chancery Court of the State of Delaware for an order compelling arbitration or confirming any decision and the award; a judgment of that court shall thereupon be entered on any decision or award. If such an order is issued, the attorneys' fees of the party so applying and court costs will be paid by the party against whom confirmation is sought. The Board may award interest calculated from the date the Board determines that any amounts due the prevailing party should have been paid to the prevailing party.

         SECTION 15.7 EXPENSES. Each party shall bear the expense of the one arbitrator appointed by it and shall jointly and equally bear with the other party the expense of any stenographer requested, and of the umpire. Each party shall bear their own costs for litigation, including, but not limited to, witness fees, exhibits, depositions, experts, and attorneys fees.

         SECTION 15.8 PRODUCTION OF DOCUMENTS AND WITNESSES. Subject to customary and recognized legal rules of privilege, each party participating in the arbitration shall have the obligation to produce those documents and as witnesses to the arbitration those of its employees as any other participating party reasonably requests providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the Board shall determine in its sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the Board. The Board shall be the final judge of the procedures of the Board, the conduct of the arbitration, of the rules of evidence, the rules of privilege and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the extent permitted by law, the Board shall have the authority to issue subpoenas and other orders to enforce their decisions.

         SECTION 15.9 RELIEF AVAILABLE. Nothing herein shall be construed to prevent any participating party from applying to any United States District Court in Delaware or to the Chancery Court of the State of Delaware to issue a restraining order or other equitable relief to maintain the "status quo" of the parties participating in the arbitration pending the decision and award by the Board or to prevent any party from incurring irreparable harm or damage at any time prior to the decision and award of the Board. The Board shall also have the authority to issue interim decisions or awards in the interest of fairness, full disclosure, and a prompt and orderly hearing and decision and award by the Board.

         SECTION 15.10 CONSOLIDATION. In the event that there is a dispute between the Royal Insurer Affiliates and URC which implicates the provisions of this Agreement, the Royal Insurer Affiliates and URC hereby agree to consolidate any such dispute under such agreements in a single arbitration proceeding.

                                   ARTICLE XVI

                                  MISCELLANEOUS

         SECTION 16.1 COOPERATION. (a) The parties hereto shall cooperate in a commercially reasonable manner in order that the duties assumed by URC will be effectively, efficiently and promptly discharged. The parties hereto will use their best efforts to (i) give effect to the intent of this Agreement and (ii) refrain from conduct which would frustrate the intent of any such agreement. Each party shall, at all reasonable times under the circumstances, make available to the other party properly authorized personnel for the purpose of consultation and decision.

         (b) URC shall reasonably cooperate with, and provide to the Royal Insurer Affiliates, any assistance, information, data, reports and electronic transmittals that the Royal Insurer Affiliates or their parent companies reasonably may require beyond the scope of Sections 7.1 and 7.2 herein to enable the Royal Insurer Affiliates or their parent companies to comply with Applicable Law and any and all reporting and filing requirements and audits or inspections by any Governmental Entity having jurisdiction over the Royal Insurer Affiliates or their parent companies.

         SECTION 16.2 AMENDMENT, MODIFICATION AND WAIVER. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

         SECTION 16.3 RELATIONSHIP. The Royal Insurer Affiliates and URC are and shall remain independent contractors and not employees of the other party. Except as expressly granted in this Agreement or otherwise by the other party in writing or as may be required by Applicable Law or as necessary to perform the services to be provided hereunder or to obtain the benefits hereof, no party shall have any authority, express or implied, to act as an agent of the other party or its Subsidiaries or Affiliates under this Agreement. Except as otherwise provided by this Agreement or by any other agreement between the parties, each party shall be responsible for the payment of all employment, income and social security taxes arising in connection with the compensation payable to its personnel involved in the provision of the services hereunder.

         SECTION 16.4 ENTIRE AGREEMENT. This Agreement (together with the exhibits hereto and the other agreements, documents and instruments delivered in connection herewith) and the Acquisition Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

         SECTION 16.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 16.6 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

         SECTION 16.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 16.8 CONSENT TO JURISDICTION. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court in Delaware for the purposes of enforcing this Agreement. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

         SECTION 16.9 THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 16.10 BINDING; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and legal representatives. Neither this Agreement, nor any rights, interests or obligations hereunder, may be directly or indirectly assigned, delegated, sublicensed or transferred by any party to this Agreement, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the parties hereto.

         SECTION 16.11 SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies, each other party shall be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any action should be brought in equity to enforce any of the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

         SECTION 16.12 DESCRIPTIVE HEADINGS. The descriptive article and section headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 16.13 USE OF NAME. Except as otherwise set forth in the Acquisition Agreement, URC shall use the name, trademark, service mark, logo or identification of the Royal Insurer Affiliates without the Royal Insurer Affiliates' prior written consent.

         SECTION 16.14 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (which is confirmed), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties to this Agreement as follows:

                  If to the Royal Insurer Affiliates:

                           Laura S. Lawrence, Esq.
                           General Counsel
                           Royal Group, Inc.
                           9300 Arrowpoint Blvd.
                           Charlotte, NC 28273
                           Telephone No.: (704) 522-2851
                           Facsimile No.: (704) 522-2313

                  With a copy to (which shall not constitute notice to the Royal Insurer Affiliates for purposes of this Section 16.14):

                           Robert J. Sullivan, Esq.
                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Telephone No.: (212) 735-2930
                           Facsimile No.: (212) 735-2000

                  If to URC:

                           Mr. David E. Leonard
                           Executive Vice President
                           c/o Royal Specialty Underwriting, Inc.
                           945 East Paces Ferry Road
                           Atlanta, GA 30326
                           Telephone No.: (404) 231-2366
                           Facsimile No.: (404) 231-3755

                  With a copy to (which shall not constitute notice to the URC for purposes of this Section 16.14):

                           Aileen C. Meehan, Esq.
                           Dewey Ballantine LLP
                           1301 Avenue of the Americas
                           New York, New York 10019
                           Telephone No.: (212) 259-8000
                           Facsimile No.: (212) 259-6333

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. In no event shall the provision of notice pursuant to this Section 16.14 constitute notice for service of any writ, process or summons in any suit, action or other proceeding.

         SECTION 16.15 INTERPRETATION.

         (a) When a reference is made in this Agreement to a Section or Article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The meaning assigned to each term used in this Agreement shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

         (b) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  IN WITNESS WHEREOF, this Claims Servicing Agreement has been duly executed by a duly authorized officer of each party hereto as of the date first above written.

UNDERWRITERS REINSURANCE COMPANY
By: /s/ James P. Slattery
    ---------------------------------
Name:  James P. Slattery
Title: President

ROYAL INDEMNITY COMPANY
By: /s/ Stephen M. Mulready
    ---------------------------------
Name:  Stephen M. Mulready
Title: President and Chief Executive
       Officer

ROYAL INSURANCE COMPANY OF AMERICA
By: /s/ Stephen M. Mulready
    ---------------------------------
Name:  Stephen M. Mulready
Title: President and Chief Executive
       Officer

ROYAL SURPLUS LINES INSURANCE COMPANY
By: /s/ Stephen M. Mulready
    ---------------------------------
Name:  Stephen M. Mulready
Title: President and Chief Executive
       Officer

LANDMARK AMERICAN INSURANCE COMPANY
By:/s/ Stephen M. Mulready
    ---------------------------------
Name:  Stephen M. Mulready
Title: President and Chief Executive
       Officer

AMERICAN AND FOREIGN INSURANCE COMPANY
By: /s/ Stephen M. Mulready
    ---------------------------------
Name:  Stephen M. Mulready
Title: President and Chief Executive
       Officer

GLOBE INDEMNITY COMPANY
By: /s/ Stephen M. Mulready
    ---------------------------------
Name:  Stephen M. Mulready
Title: President and Chief Executive
       Officer

SAFEGUARD INSURANCE COMPANY
By:  /s/ Stephen M. Mulready
    ---------------------------------
Name:  Stephen M. Mulready
Title: President and Chief Executive
       Officer

PHOENIX ASSURANCE COMPANY OF NEW YORK
By:  /s/ Stephen M. Mulready
    ---------------------------------
Name:  Stephen M. Mulready
Title: President and Chief Executive
       Officer